EXHIBIT A

                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION


o First: That at a meeting of the Board of Directors of Professional Wrestling Alliance Corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and resulting in the entry of Shareholder Consent to Action without a Meeting by the fifty two percent shareholder of said corporation approving the proposed action. The resolution setting forth the proposed amendment is as follows:
o Resolved, that the Certificate of Incorporation of the Corporation be amended by changing Article I, "Name" so that, as amended Article I shall be and read as follows:
               "The name of the corporation (the "Corporation") shall be: TRSG Corporation." o Second: The necessary number of shares as required by statute were voted in favor of the amendment.
o Third: That the said amendment was duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
o Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.


                                                         /s/ Rick Bailey
                                                BY: __________________________
                                                         Rick Bailey
                                                         President




State of Nevada      )
                               )ss.
County of Clark      )

On the 30th day of October, 2000, personally appeared before me Rick Bailey who, being duly sworn, deposed and stated that he is the President of Professional Wrestling Alliance Corporation and that he executed the above Certificate of Amendment of Certificated of Incorporation as

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President of the said corporation  pursuant to a duly adopted  resolution of the
Board of Directors of the said corporation and a duly adopted consent of the majority shareholder of the corporation

Dated this 30th day of October, 2000

                                                 /s/ Susan G. McGuire
                                           ----------------------------------
                                                     Notary Public

My Commission Expires:

August 18, 2004                                               (SEAL)
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